                                                                    EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS:

OVERVIEW

TriPath Imaging, Inc. ("TriPath" or the "Company"), formerly known as AutoCyte, Inc., develops, manufactures and markets products to improve cervical cancer screening. Improved slide preparation technology is delivered through the AutoCyte PREP System(TM) ("PREP"), a proprietary automated thin-layer cytology sample preparation system that produces representative slides with a homogeneous, thin-layer of cervical cells, and is one of only two sample preparation systems approved by the FDA as a replacement for the conventional Pap smear. TriPath also delivers visual intelligence technology to increase accuracy and productivity in medical testing through the AutoPap(R) Primary Screening System ("AutoPap"), which utilizes proprietary technology to distinguish between normal Pap smears and those that have the highest likelihood of abnormality. In May 1998, AutoPap was approved by the U.S. Food and Drug Administration as the first and only fully automated device for primary screening of Pap smear slides.

The financial results for 1998, 1997 and 1996 have been restated to include the results of NeoPath, Inc., which was acquired on September 30, 1999. The acquisition was structured as a merger (the "Merger") of a wholly owned subsidiary of TriPath with and into NeoPath. The Merger was a tax-free reorganization and was accounted for as a pooling of interests. For the purposes of this discussion, information for 1996 includes the operations of AutoCyte's predecessor, the cytology and pathology automation business of Roche Image Analysis Systems.

RESULTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

Revenues - Revenues for 1998 were $16.8 million, a 25% increase from $13.5 million in 1997. This increase was due primarily to a $1.0 million increase in AutoPap fee-per-use revenue. The increase in fee-per-use revenues resulted from higher overall per-slide pricing and increased placements during 1998. Also contributing to the increase in revenues was a $500,000 increase in sales of PREP units and related consumables and a $1.7 million increase in Pathology Workstation revenues.

Gross Margin - Gross margin for 1998 was 42%, a decrease from 50% in 1997. This decrease was primarily attributable to discounts and incentives the Company offered in AutoPap QC sale pricing in the first half of 1998 as customers anticipated FDA approval of the AutoPap Primary Screener, as well as pricing incentives the Company offered in the second half of the year as it signed initial orders for AutoPap Primary Screeners. Additionally, due to lower-than-optimal usage of certain AutoPap Systems on fee-per-use contracts, the overall gross margin percentage on fee-per-use revenues was lower than the gross margin percentage on AutoPap Systems sold.

Research and Development - Research and development expenses for 1998 were $16.0 million, a 15% reduction from $18.7 million in 1997. The Company incurred higher research and development costs in 1997 than in 1998 primarily due to its AutoPap Screener clinical study, which the Company completed in 1997.

Selling, General and Administrative - Selling, general and administrative expenses remained relatively flat, increasing 5% from $24.3 in 1997 to $25.4 in 1998. Although the Company increased expenses in the first half of 1998 to launch the AutoPap Primary Screener, the Company reduced overall spending in the second half of 1998 as it carefully focused corporate spending.

Nonrecurring Expenses - During the fourth quarter of 1998, the Company wrote off $3.1 million of intangible assets related to the Pathfinder System product line. The write-off did not require any cash expenditure. The Company acquired the Pathfinder System product line in June 1997 and recognized $4.3 million in intangible assets that were to be amortized over five years. Due to continuing low sales levels of Pathfinder systems, and related losses attributable directly to the Pathfinder product line, the Company identified indications of impairment in the fourth quarter of 1998 and later decided to discontinue development and commercialization of this product line. The Company compared the carrying value of these intangible assets to expected future cash flows applicable to the Pathfinder product and, as a result, wrote off the remaining balance of intangible assets. Pathfinder product sales accounted for approximately 2% total revenues in 1998 and 1997.

Net Loss from Operations - Net loss from operations for 1998 was $37.3 million. Excluding the nonrecurring transaction, net loss from operations was $34.2 million, a 6% improvement from $36.2 million in 1997.

Interest Income and Expense - Interest income for 1998 was $2.3 million, a 27% decrease from $3.2 million during 1997, primarily attributable to the lower average cash balance during 1998. Interest expense for 1998 was $274,000, a decrease from $1.5 million in the corresponding period of 1997. The significant interest expense in 1997 was due to the one-time, non-cash expense resulting from the issuance of warrants as a commitment fee for a credit agreement between the Company and certain of its principal stockholders.


                     YEARS ENDED DECEMBER 31, 1997 AND 1996

Revenues - Revenues for the year ended December 31, 1997 were $13.5 million, a 173% increase from revenues of $4.9 million for 1996. The increase in revenues was primarily attributable to a $2.3 million increase in AutoPap fee-per-use revenue, a $5.3 million increase in AutoPap product sales, and a $1.2 million increase in PREP revenue. These increases were due to increased placements of both AutoPap systems and PREP systems. These increases were partially offset by a decrease in sales of Pathology Workstation products.

Gross Margin - Gross margin increased from 3% in 1996 to 50% in 1997. Contributing to the increase in 1997 was an increase in margins on international sales of AutoPap Screeners. The low gross margin in 1996 was due primarily to the write-off of $1.4 million of obsolete inventory in the fourth quarter of 1996 as a result of management's decision to focus on the development of cervical cytology products.

Research and Development - Research and development expenses for 1997 were $18.7 million, a 20% increase from $15.6 million in 1996. This increase was primarily attributable to the AutoPap Primary Screener clinical study performed in 1997.

Selling, General and Administrative - Selling, general and administrative expenses for 1997 were $24.3 million, a 2% increase from $23.8 million in 1996. The Company incurred additional expenses related to selling and marketing for the AutoPap product rollout in 1997. In 1996, the Company incurred nonrecurring acquisition charges and a $3.1 million write down in fixed assets.

Net Loss from Operations - Net loss from operations during 1997 was $36.2 million, an 8% improvement from $39.2 million in 1996.

Interest Income and Expense - Interest income for 1997 was $3.2 million, a 16% decrease from $3.8 million during 1996, primarily attributable to the lower average cash balance during 1997. Interest expense for 1997 was $1.5 million compared to $57,000 during 1996. The significant interest expense in 1997 was due to the one-time, non-cash expense resulting from the issuance of warrants as a commitment fee for a credit agreement between the Company and certain of its principal stockholders.